Delaware
The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “VEGASHARES ETF TRUST”, FILED IN THIS OFFICE ON THE FIFTH DAY OF MAY, A.D. 2025, AT 1:30 O`CLOCK P.M.

10184277 8100 SR# 20251993733	Authentication: 203612780 Date: 05-05-25

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:30 PM 05/05/2025
FILED 01:30 PM 05/051202S
SR 202S1993733 - File Number 10184277

STATE OF DELAWARE
CERTIFICATE OF TRUST

This Certificate of Trust (this "Certificate") is filed in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. Code Ann. Tit. 12 Section 3801 et seq.) (the "Act") and sets forth the following:

1_ The name of the Trust is: VegaShares ETF Trust (hereinafter, the "Trust").

2.    The name and address of the Registered Agent of the Trust in the State of Delaware is:

The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
New Castle County
Wilmington, DE 19801

3.    The Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

4.    Notice is hereby given that the Trust shall consist of one or more series. Pursuant to Section 3804 of the Act, the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to a particular series, whether such series is now authorized and existing pursuant to the governing instrument of the Trust or is hereafter authorized and existing pursuant to said governing instrument, shall be enforceable against the assets associated with such series only, and not against the assets of the Trust generally or any other series thereof, and, except as otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

5.    The business of the Trust will be managed in accordance with the Trust's Declaration of Trust as such document may be amended from time to time.

6.    This Certificate is effective upon filing.

IN WITNESS WHEREOF, the undersigned, being the sole initial Trustee of VegaShares ETF Trust, has executed this Certificate of Trust on this 5th day of May 2025.

/s/ Parker Bridgeport
Parker Bridgeport, Trustee